Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President, Finance and Treasurer	Vice President, Public Relations
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408

LIZ CLAIBORNE INC. COMPLETES EUROBOND FINANCING

New York, NY July 6, 2006 - Liz Claiborne Inc. (NYSE:LIZ) announced today that it has consummated the sale of €350,000,000 5% Notes due 2013. The net proceeds of the new notes are intended to refinance Liz Claiborne's outstanding €350,000,000 6.625% Notes due August 7, 2006, which were issued on August 7, 2001. The offering was made exclusively outside of the United States only to non-U.S. investors in the non-U.S. capital markets. The notes will be listed on the Luxembourg Stock Exchange. The notes have not been and will not be registered under the United States Securities Act of 1933, as amended.

Liz Claiborne Inc. designs and markets an extensive range of branded women’s and men’s apparel, accessories and fragrance products. Our diverse portfolio of quality brands - available domestically and internationally via wholesale and retail channels - consistently meets the widest range of consumers’ fashion needs, from classic to contemporary, active to relaxed and denim to streetwear. Liz Claiborne Inc.’s brands include Axcess, Bora Bora, C & C California, City Unltd., Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, Enyce, First Issue, Intuitions, J.H. Collectibles, Juicy Couture, Kenzie, Kenziegirl, Laundry by Shelli Segal, LIZ, Liz Claiborne, Lucky Brand Jeans, Mac & Jac, Mambo, Marvella, Mexx, Monet, Monet 2, Prana, Realities, Sigrid Olsen, Soul, Spark, Stamp 10, Tapemeasure, Tint, Trifari, Villager and Yzza. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men’s and women’s collections of DKNY® Jeans and DKNY® Active in the Western Hemisphere. The Company also has the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.